Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Andrea Electronics Corporation on Form S-8 (File Nos. 333-142548 and 333-173131) of our report dated March 31, 2021, with respect to our audits of the consolidated financial statements of Andrea Electronics Corporation and Subsidiaries as of December 31, 2020 and 2019 and for the years then ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of Andrea Electronics Corporation for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum LLP
Melville, New York
March 31, 2021